QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

FORM OF LETTER TO RESCISSION OFFER RECIPIENTS

                        , 2013

[Name and Address of Offeree]

Re:	Offer to Rescind Certain Stock Purchases through the JDS Uniphase Corporation Amended and Restated 1998 Employee Stock Purchase Plan

Dear Stockholder:

        You are receiving this letter and accompanying materials because you purchased shares of JDS Uniphase Corporation ("us" or "we") common stock under our Amended and Restated 1998 Employee Stock Purchase Plan (the "ESPP") on January 31, 2012, and/or July 31, 2012. These stock sales were not registered and may not have been exempt from registration under applicable federal securities laws. It may also be possible that by not disclosing that the shares were unregistered, and may face resale or other limitations, we may face contingent liability for noncompliance with applicable federal and state securities laws.

        In order to address this issue, we are offering to rescind the sale of the shares you purchased through the ESPP during the above period. You are not required to accept our offer. If you decide to accept our offer, you or your designated broker will need to deliver to us the shares of our common stock which you have purchased through the ESPP in exchange for a cash payment, if you continue to hold such shares.

        If you decide to accept our offer, and you continue to hold eligible securities, your payment will be equal to the aggregate price you paid for the shares, plus interest at the annual rate according to your state or province of residence from the date of purchase until the date we make the rescission payment after the rescission offer expires. The payment may be more or less than the current trading price of our common stock on the NASDAQ Global Select Market (which closed at $            on                        , 2013). We sold shares under the ESPP on January 31, 2012, and July 31, 2012, at prices equal to $12.06 and $9.35, respectively. You are encouraged to obtain current trading price information before deciding whether to accept or reject this offer.

        If you have sold the shares of our common stock that you purchased through the ESPP and you decide to accept this offer, your payment, if any, will be equal to the price you paid for the shares, plus interest at the annual rate according to your state or province of residence, less the proceeds of your sale of the shares. Interest will be paid on (i) the amount originally paid for the shares from the date of purchase until the date of sale, and (ii) on the loss realized from the date of sale through the date we make the rescission payment after the rescission offer expires. These interest rates are as set forth on Schedule 1 of this letter.

        By making this offer, we are not waiving any applicable statutes of limitations or other defenses we may have against any claims.

        This offer will expire on                        , 2013 at 5:00 P.M., Eastern Time, which is the thirty-first (31st) day from the date this offer commences (the "Expiration Date").

        The attached materials describe the terms of our offer in detail. You should review these materials carefully before deciding whether to accept or reject this offer. In order to accept our offer, you will need to complete the enclosed Rescission Election Form and return it to Computershare Trust Company, N.A., c/o Computershare Inc. ("Computershare"), our Depositary Agent for this rescission offering, no later than                        , 2013, at the following address:

    Computershare Trust Company, N.A.
    c/o Computershare Inc.
    250 Royall Street, Suite V
    Canton, MA 02021
    Attn: Reorganization Department

If you decide not to accept our offer, we ask that you still complete and return the enclosed Rescission Election Form, selecting option B, and return it to Computershare postmarked by 5:00 P.M. Eastern Time on the Expiration Date. If we have not received a properly completed and signed Rescission Election Form from you postmarked by 5:00 P.M. Eastern Time on the Expiration Date, you will be deemed to have rejected our offer; provided, however, that residents of Indiana who fail to submit a completed and signed Rescission Election Form postmarked by 5:00 P.M. Eastern Time on the Expiration Date will be deemed to have accepted the rescission offer, as prescribed by state law.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory body has approved or disapproved of these securities or determined if the enclosed prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please note that if you affirmatively reject or fail to accept (or are not deemed to have accepted) the rescission offer, you may be precluded from maintaining an action against us under federal or state law in connection with the shares held by you that are subject to this offer.

        If you have any questions concerning this letter or the enclosed materials, please contact Georgeson, Inc., our Information Agent for this rescission offering, at (888) 565-5423 or JDSU@georgeson.com.

Thank you for your cooperation.

Very truly yours,
JDS Uniphase Corporation

 Schedule 1

State and Province Interest Rates

State/Province	Interest Rate
Arizona	10%
California	7%
Colorado	8%
Connecticut	8%
Florida	4.75%
Georgia	7%
Illinois	10%
Indiana	8%
Kansas	10%
Maine	6%
Maryland	10%
Massachusetts	6%
Minnesota	6%
Missouri	8%
Montana	10%
Nevada	5.25%
New Hampshire	10%
New Jersey	6%
New York	16%
North Carolina	8%
Ohio	8%
Oregon	9%
Pennsylvania	6%
Texas	6%
Virginia	6%
Washington	8%
Washington, D.C.	6%
Wisconsin	5%
Alberta, Canada	10%
British Colombia, Canada	10%
Ontario, Canada	10%
Quebec, Canada	10%

QuickLinks

  Exhibit 99.2
FORM OF LETTER TO RESCISSION OFFER RECIPIENTS
Schedule 1 State and Province Interest Rates